EXHIBIT 10.1

The Second Amendment to Employment Agreement filed herewith was entered into with the following persons and each agreement was identical in all respects other than the name and title of the counter party thereto:

Alexander J. Krekich
David V. Kolovat
Dennis A. Wagner, III
Thomas W. Rabaut
Francis Raborn

Second Amendment to

Employment Agreement

This Second Amendment to Employment Agreement dated as of January ___, 2005 (the “Amendment”) is entered into by and between United Defense Industries, Inc., a Delaware corporation (the “Company”) and ___(the “Executive”) for the purpose of amending the provisions of that certain Employment Agreement dated as of           ,           between the Company and the Executive (as amended prior to the date hereof, the “Agreement”).

WHEREAS, the Company and the Executive desire to amend the Agreement in the respects set forth below, in order to revise certain of its provisions and for their mutual benefit and convenience;

NOW THEREFORE, in consideration of the premises and covenants herein contained and other good and valuable consideration, in receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Section 19 of the Agreement is hereby deleted and replaced with the following:

Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by arbitration, conducted before a single arbitrator in Wilmington, Delaware, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond; provided, further, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The fees and expenses of the arbitrator shall be borne by the Company. In any proceeding to enforce this Agreement pursuant to the terms set forth in this Section 19, the prevailing party shall be entitled to an award of all costs, fees and expenses (other than the fees and expenses of the arbitrator, which shall be borne by the Company) incurred in connection with prosecuting or defending such proceeding. For purposes of the preceding sentence, the Executive shall be deemed to be the prevailing party if he obtains any award or settlement in an amount of not less than fifty percent (50%) of his initial base salary identified in Subsection 5(a) above.

2. All references in the Agreement to “the Agreement” or “this Agreement” shall mean the Agreement as modified by this Amendment. As so modified, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto as of the date first set forth above.

UNITED DEFENSE INDUSTRIES, INC.

By:___________________________

Title:________________________

Executive

________________________

Name:_____________________

Address: ______________________

_____________________________